MDU Resources Reports Second Quarter Earnings and
Lowers 2015 Earnings Guidance

•	Construction materials has highest second quarter earnings since 2007, with 91 percent earnings improvement on 12 percent revenue growth; record backlog of $833 million.

•	Construction services backlog increased $108 million during second quarter, positioning for stronger 2016 despite current earnings impact related to delayed timing of backlog additions.

•	Utility experiences warmer weather and higher operating costs; receives approval for advance determination of prudence on $220 million Thunder Spirit Wind project and has several rate cases pending.

•	Commodity price environment results in lower refinery margins.

•	Martin A. Fritz joins pipeline and energy services business as president and chief executive officer, effective July 20.

•	Fidelity Exploration & Production Company marketing process continues.
BISMARCK, N.D. - Aug. 3, 2015 - MDU Resources Group, Inc. (NYSE:MDU) today reported second quarter consolidated adjusted earnings of $29.1 million, or 15 cents per common share, compared to $34.1 million, or 18 cents per common share for the second quarter of 2014. On a GAAP basis the company reported a loss of $229.8 million, or $1.18 per share, compared to second quarter 2014 earnings of $53.9 million, or 28 cents per share.

Adjusted earnings for the six months ended June 30 were $56.5 million, or 29 cents per share, compared to $69.6 million, or 36 cents per share a year ago. On a GAAP basis the company reported a loss of $535.9 million, or $2.75 per share, compared to earnings of $110.4 million, or 58 cents per share in 2014.

"Our second quarter results were highlighted by outstanding performance at our construction materials business, offset by delayed timing of backlog additions and lower margins at our construction services group compared to the record pace a year ago, as well as by recent market dynamics that have created commodity price pressure for our refinery business," said David L. Goodin, president and CEO of MDU Resources Group. "We are very focused on improving earnings and lowering operating costs across our businesses. Over the longer term we remain confident that our assets and the underlying strengths of our businesses provide attractive growth opportunities and support our record capital investment in our utility and pipeline businesses. Our construction materials business is maintaining a strong backlog of future work and our construction services business is successfully building its backlog positioning for a stronger 2016. Additionally, our marketing process for the exploration and production business continues."

Because of the company’s strategic decision to market the exploration and production business, in this release adjusted earnings are defined as results from its utility, pipeline and energy services, and construction businesses. Adjusted earnings exclude results for its exploration and production business. GAAP earnings are all-in. Consolidated adjusted earnings are a non-GAAP measure. For an explanation of non-GAAP earnings adjustments, see the Reconciliation of GAAP to Adjusted Earnings and the Use of Non-GAAP Financial Measures sections in this press release.

Business Unit Results
The construction materials business continued its strong year with earnings of $20.1 million, the best second quarter since pre-recession 2007. Margins increased across all product lines, and volumes increased for all products except aggregate, which was flat for the quarter due mainly to wet weather in the Midwest. Backlog at June 30 was a record $833 million compared to $764 million a year ago. The construction services group experienced decreased workloads compared to 2014 due to the completion of several stronger-margin large projects a year ago. The business continues to rebuild backlog, which at the end of the quarter totaled $429 million compared to $386 million in 2014, and is up $108 million from first quarter 2015.

"Our construction materials group had broad-based earnings improvements this quarter. Our record backlog includes higher backlogs at our North Central and South regions, markets that are driven by the energy industry," Goodin said. "We are also optimistic about the positioning of our construction services group with the significant rebuilding of backlog that is underway."

Electric utility operations reported earnings of $5.9 million. Electric sales volume increased about 3 percent, primarily due to increased demand from commercial and industrial customers. The natural gas business’ normal seasonal loss was affected by weather that was up to 16 percent warmer than last year in parts of the service area. The utility group experienced higher operation and maintenance expense, largely payroll and benefit-related costs and contract services that included increased labor costs related to storm repairs and a planned outage at the Big Stone generating plant, as well as higher depreciation, depletion and amortization expense for plant additions. Natural gas rate increases partially offset these decreases.

The utility has received North Dakota regulatory approval of an advance determination of prudence for the purchase of the 107.5-megawatt Thunder Spirit wind farm that is expected to be in service by the end of the year. The utility group also obtained approval and implemented $18.9 million in annual revenue increases during this year and has pending filings totaling $30.1 million including four natural gas and two electric rate case filings in five jurisdictions and a pending pipeline replacement rider along with plans to file two more cases.

"We have line of sight investment opportunities at our utility group and are focused on providing reliable service to our customers at economic rates and obtaining timely rate recovery on our record capital program," Goodin said. "We are excited about the long term growth potential this group presents."

The pipeline and energy services business posted adjusted earnings of $1.9 million, excluding a $1.9 million after-tax coalbed asset impairment and additional refinery start-up costs of $1.6 million after tax. The business experienced a 33 percent increase in transportation volumes, largely due to higher off-system volumes, and also had new firm projects in service since last year. The Pronghorn gathering and processing facility, which is 50 percent company-owned, experienced an increase in oil and natural gas gathering and processing volumes, offset by lower processing rates. Earnings were impacted by an operating loss due to adverse market conditions at Dakota Prairie refinery, in which the company owns a 50 percent interest. The company is expecting market conditions to improve and expects meaningful EBITDA contributions from the refinery during 2016. The diesel refinery was commissioned May 4 and production has been ramped up to about 95 percent capacity.

"The refinery has been running well operationally. The facility began commercial operations at a point in time of extremely difficult market conditions with significant market deterioration occurring in May and June affecting diesel and naphtha prices, along with a significant narrowing of the local Bakken basis differential. Over time refinery-related market conditions are expected to fluctuate as we have seen recently. We are proud to be a partner in the refinery and believe it will be a great asset for our company over the long term," Goodin said.

Effective July 20, Martin A. Fritz was named president and CEO of WBI Holdings. Martin has extensive industry experience and a strong track record of business growth. He replaces long-time President and CEO Steven L. Bietz, who retired July 17.

2015 Guidance
The company is lowering 2015 guidance for adjusted earnings to a range of 85 cents to $1.00 per share, down from $1.05 to $1.20 per share. The adjustment is related to recent market dynamics driving commodity pricing affecting Dakota Prairie refinery, securing construction services backlog later than planned and warmer than normal winter weather at our utility. These factors were partially offset by stronger than expected performance at the construction materials business. Adjusted earnings per share guidance includes results from the company's utility, pipeline and energy services, and construction businesses and excludes results for its exploration and production business as well as other adjustments noted in the earnings reconciliation table in this release. Revised GAAP guidance, which is all-in, is expected to be a loss per share in the range of $1.90 to $2.05.

Conference Call
The company will host a webcast at 10 a.m. EDT Tuesday, Aug. 4, to discuss second quarter 2015 results. The event can be accessed at www.mdu.com. Webcast and audio replays will be available. The dial-in number for audio replay is 855-859-2056, or 404-537-3406 for international callers, conference ID 72660868.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities and pipelines, construction materials and services, and exploration and production. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial:
Phyllis A. Rittenbach, director - investor relations, 701-530-1057

Media:
Rick Matteson, director of communications and public affairs, 701-530-1700
Laura Lueder, corporate public relations manager, 701-530-1095

Performance Summary and Future Outlook
The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

Adjusted Earnings by Segment

Business Line	Second Quarter 2015 Adjusted Earnings	Second Quarter 2014 Adjusted Earnings	YTD June 30, 2015 Adjusted Earnings	YTD June 30, 2014 Adjusted Earnings
	(In millions)
Utility	$.5	$3.3	$30.3	$41.7
Pipeline and energy services	1.9	5.8	7.8	10.1
Construction	27.1	24.9	20.2	17.9
Other and eliminations	(.4)	.1	(1.8)	(.1)
Adjusted earnings *	$29.1	$34.1	$56.5	$69.6
* Excludes exploration and production business as well as other adjustments noted below.

Reconciliation of GAAP to Adjusted Earnings

	Second Quarter 2015 Earnings		Second Quarter 2014 Earnings		YTD June 30, 2015 Earnings		YTD June 30, 2014 Earnings
	(In millions, except per share amounts)
Earnings (loss) per share	$(1.18)		$.28		$(2.75)		$.58
Earnings (loss) on common stock	$(229.8)		$53.9		$(535.9)		$110.4
Adjustments net of tax:
Exploration and production business	255.4		(19.3)		584.1		(40.3)
Other adjustments	3.5	*	(.5)	**	8.3	***	(.5)	**
Adjusted earnings	$29.1		$34.1		$56.5		$69.6
Adjusted earnings per share	$.15		$.18		$.29		$.36
    * Reflects second quarter 2015 impairment of coalbed natural gas gathering assets of $1.9 million after tax and the company's portion of additional start-up costs at Dakota Prairie refinery of $1.6 million after tax.

** Earnings from discontinued operations of $500,000 related to other operations.
*** Reflects first quarter 2015 multiemployer pension plan withdrawal liability of $1.5 million after tax, first quarter 2015 underperforming non-strategic asset loss of $1.4 million after tax, second quarter 2015 impairment of coalbed natural gas gathering assets of $1.9 million after tax and the company's year-to-date portion of additional start-up costs at Dakota Prairie refinery of $3.5 million after tax.

On a consolidated basis, the following information highlights the key strategies, projections and certain assumptions for the company:

•
Adjusted earnings per share for 2015 are projected in the range of 85 cents to $1.00, down from earlier guidance of $1.05 to $1.20. Adjusted earnings excludes the effects of the exploration and production business as well as other adjustments noted in the earnings reconciliation table in this release.

•
GAAP guidance for 2015 is a loss per share in the range of $1.90 to $2.05, down from earlier guidance of a loss of 65 to 80 cents. GAAP guidance includes the first quarter ceiling test impairment, the second quarter fair value impairment and excludes any future potential impairments.

•	The company's long-term compound annual growth goals on adjusted earnings per share from operations are in the range of 7 to 10 percent.

•	The company continually seeks opportunities to expand through organic growth opportunities and strategic acquisitions.

•	The company focuses on creating value through vertical integration between its business units.

•	Estimated capital expenditures for 2015 through 2019 are noted in the following table:

Capital Expenditures
Business Line	2015 Estimated	2016 Estimated	2017 Estimated	2015 - 2019 Total Estimated
		(In millions)
Utility
Electric	$297	$172	$177	$1,009
Natural gas distribution	140	191	158	732
Pipeline and energy services*	73	423	336	1,083
Construction
Construction materials and contracting	50	206	123	639
Construction services	30	82	72	350
Other	5	4	2	14
Net proceeds and other	(33)	(4)	(7)	(65)
Total capital expenditures**	$562	$1,074	$861	$3,762
* Capital expenditure projections include the company's proportionate share of Dakota Prairie Refining.
** Capital expenditures for discontinued operations are excluded and are estimated at $100 million in 2015. Sale proceeds for the exploration and production business are excluded from capital expenditure projections.

Utility

Electric
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Dollars in millions, where applicable)
Operating revenues	$64.3	$65.1	$136.0	$138.8
Operating expenses:
Fuel and purchased power	19.3	21.1	43.1	47.6
Operation and maintenance	22.5	20.5	43.6	38.9
Depreciation, depletion and amortization	9.3	8.5	18.6	17.1
Taxes, other than income	3.0	2.8	6.1	5.7
	54.1	52.9	111.4	109.3
Operating income	10.2	12.2	24.6	29.5
Earnings	$5.9	$7.8	$14.2	$18.9
Retail sales (million kWh)	745.0	721.5	1,652.7	1,650.4
Average cost of fuel and purchased power per kWh	$.024	$.027	$.024	$.027

Natural Gas Distribution
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Dollars in millions)
Operating revenues	$133.0	$146.1	$463.5	$520.3
Operating expenses:
Purchased natural gas sold	73.1	89.1	295.2	346.4
Operation and maintenance	37.4	35.9	75.8	73.8
Depreciation, depletion and amortization	14.7	13.5	29.3	26.8
Taxes, other than income	10.0	9.9	26.6	27.8
	135.2	148.4	426.9	474.8
Operating income (loss)	(2.2)	(2.3)	36.6	45.5
Earnings (loss)	$(5.4)	$(4.5)	$16.1	$22.8
Volumes (MMdk):
Sales	13.7	14.7	52.6	60.0
Transportation	35.1	29.9	70.2	69.2
Total throughput	48.8	44.6	122.8	129.2
Degree days (% of normal)*
Montana-Dakota/Great Plains	92%	109%	87%	107%
Cascade	80%	78%	78%	93%
Intermountain	86%	95%	85%	96%
* Degree days are a measure of the daily temperature-related demand for energy for heating.

The combined utility businesses reported earnings of $500,000 in the second quarter of 2015, compared to $3.3 million for the same period in 2014. This decrease reflects higher operation and maintenance expense, largely payroll and benefit-related costs and contract services, as well as higher depreciation, depletion and amortization expense due to plant additions and higher interest expense, items that are included for potential recovery in rate cases. Lower natural gas sales volumes resulting from warmer weather also contributed to the decline. Natural gas retail rate increases partially offset these decreases.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Rate base growth is projected to be approximately 11 percent compounded annually over the next five years, including plans for an approximate $1.7 billion gross capital investment program with $437 million planned for 2015. Although a prolonged period of lower commodity prices may slow Bakken-area growth in the future, the company continues to see strong current growth with increases of 4.5 percent in electric customer counts and 3.3 percent in natural gas customers in the second quarter compared to a year ago in this area.

•	Regulatory actions
Completed Cases:

◦
Aug. 11 the company filed an application with the Montana Public Service Commission for a natural gas rate increase of approximately $3.0 million annually, or 3.6 percent. The requested increase includes costs associated with the increased investment in facilities and associated depreciation, taxes and operation and maintenance expenses. An interim increase of $2.0 million annually was approved and implemented for service effective Feb. 6, subject to refund. The commission approved a $2.5 million annual increase effective with service on or after May 20.

◦
Oct. 3 the company filed an application with the Wyoming Public Service Commission for a natural gas rate increase of approximately $788,000 annually, or 4.1 percent above current rates. The requested increase includes the costs associated with the increased investment in facilities and associated depreciation, taxes and operation and maintenance expenses. The commission approved an increase of $501,000 annually, which was implemented June 1.

◦
Nov. 14 the company filed an application with the North Dakota Public Service Commission for approval to implement the rate adjustment associated with the electric generation resource recovery rider previously approved by the commission. The rider was established to recover costs associated with new generation such as the Heskett III 88-MW natural gas combustion turbine. The commission approved a rate adjustment of $5.3 million annually, which were implemented Jan. 9.

◦
Dec. 22 the company filed for advanced determination of prudence with the NDPSC on the Thunder Spirit Wind project. The commission approved the ADP and issued a certificate of public convenience and necessity on June 30. The company has an agreement to purchase the project, which includes 43 wind turbines totaling 107.5 MW of electric generation at a total cost of approximately $220 million including purchase price, internal costs and AFUDC with approximately $55 million already funded in 2014. ALLETE Clean Energy is developing the project, with an expected completion in December 2015.

◦
April 10 the company filed an update with the NDPSC to the electric rate environmental cost recovery rider for a total of $8.1 million for new rates effective July 1. The requested recovery includes costs for the Big Stone and Lewis and Clark station environmental upgrades. The commission approved the requested rider update and the new rates were implemented July 1.

Pending Cases:

◦
Feb. 6 the company filed an application with the NDPSC for a natural gas rate increase of approximately $4.3 million annually, or 3.4 percent above current rates. The requested increase includes costs associated with the increased investment in facilities and associated depreciation, taxes and operation and maintenance expenses. An interim increase of $4.3 million annually was implemented for service effective April 7, subject to refund. A hearing is scheduled for Aug. 31.

◦
March 31 the company filed an application with the Oregon Public Utility Commission for a natural gas rate increase of approximately $3.6 million, or 5.1 percent above current rates. The requested increase includes costs associated with the increased investment in facilities and associated depreciation, taxes and operation and maintenance expenses, as well as environmental remediation expenses. A hearing is scheduled for Oct. 27.

◦
June 24 the company filed an application with the Washington Utilities and Transportation Commission for a natural gas rate increase of approximately $3.9 million annually, or 1.6 percent above current rates. The requested increase includes costs associated with increased infrastructure investment and the associated operating expenses. A public open meeting is scheduled for Aug. 27.

◦
June 25 the company filed an application with the MTPSC for an electric rate increase of approximately $11.8 million annually, or 21.1 percent above current rates. The requested increase includes costs associated with environmental upgrades to generation facilities, and the addition and/or replacement of capacity and energy requirements and transmission facilities along with associated depreciation, taxes and operation and maintenance expenses. An interim increase of $11.0 million annually, subject to refund, was requested. The commission has nine months in which to render a decision on the application.

◦
June 30 the company filed an application with the South Dakota Public Utilities Commission for an electric rate increase of approximately $2.7 million, or 19.2 percent above current rates. The requested increase includes costs associated with environmental upgrades to generation facilities, and the addition and/or replacement of capacity and energy requirements and transmission facilities along with associated depreciation, taxes and operation and maintenance expenses. The commission has six months in which to render a decision on the application.

◦
June 30 the company filed an application with the SDPUC for a natural gas rate increase of approximately $1.5 million annually, or 3.1 percent above current rates. The request includes costs for increased operating expenses along with increased investment in facilities, including related depreciation expense and taxes, partially offset by an increase in customers and throughput. The commission has six months in which to render a decision on the application.

Expected Filings:

◦
The company expects to file an electric rate case in Wyoming and a natural gas rate case in Minnesota as well as an update to its generation resource recovery rider and transmission tracker in North Dakota.

•	Growth Projects/Opportunities

◦
Investments of approximately $60 million are being made in 2015 to serve the ongoing growth in the electric and natural gas customer base associated with the Bakken oil development, where customer growth is higher than the national average. This reflects a slightly lower capital expenditure level compared to 2014, anticipating a tempering of economic activity due to lower oil prices.

◦
The company, along with a partner, expects to build a 345-kilovolt transmission line from Ellendale, North Dakota, to Big Stone City, South Dakota, about 160 miles. The company’s share of the cost is estimated at approximately $205 million including development costs and substation upgrade costs. The project has been approved as a Midcontinent Independent System

Operator multivalue project. A route application was filed in August 2013 with the state of South Dakota and in October 2013 with the state of North Dakota. A route permit was approved July 10, 2014 in North Dakota and Aug. 13, 2014 in South Dakota. The South Dakota route permit was appealed and a district court ruled in favor of the project. The district court decision has been appealed to the South Dakota Supreme Court. Approximately 90 percent of the necessary easements have been secured. The company continues to expect the project to be completed in 2019.

◦
The company is pursuing additional generation projects to meet projected capacity requirements, including 19 MW of natural gas generation at the Lewis & Clark Station to be in service later this year and a potential partnership for a large scale combined cycle resource targeted to be online by late 2020 with the company's share being approximately 200 MW.

◦
The company is analyzing potential projects for accommodating load growth in its industrial and agricultural sectors, with company- and customer-owned pipelines designed to serve existing facilities utilizing fuel oil or propane, and to serve new customers.

◦	The company is involved with a number of pipeline projects to enhance the reliability and deliverability of its system in the Pacific Northwest and Idaho.

Pipeline and Energy Services

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Dollars in millions)
Operating revenues	$88.0	$38.4	$128.0	$74.1
Operating expenses:
Cost of crude oil	44.8	—	47.1	—
Operation and maintenance	36.7	16.9	56.8	33.6
Depreciation, depletion and amortization	10.2	7.2	19.0	14.3
Taxes, other than income	3.7	3.4	7.3	6.6
	95.4	27.5	130.2	54.5
Operating income (loss)	(7.4)	10.9	(2.2)	19.6
Earnings (loss)	$(1.6)	$5.8	$2.4	$10.1
Adjustments net of tax*	3.5	—	5.4	—
Adjusted earnings	$1.9	$5.8	$7.8	$10.1
Transportation volumes (MMdk)	70.9	53.3	138.9	105.8
Natural gas gathering volumes (MMdk)	8.9	9.7	18.3	19.1
Customer natural gas storage balance (MMdk):
Beginning of period	7.2	10.4	14.9	26.7
Net injection (withdrawal)	4.6	1.0	(3.1)	(15.3)
End of period	11.8	11.4	11.8	11.4
Refined product sales (MBbls)
Diesel fuel	263	—	263	—
Naphtha	185	—	185	—
Atmospheric tower bottoms and other	188	—	188	—
Total refined product sales	636	—	636	—
* See Reconciliation of GAAP to Adjusted Earnings in this release.

This segment reported adjusted earnings of $1.9 million in the second quarter of 2015, compared to adjusted earnings of $5.8 million for the same period in 2014. The earnings decrease reflects an operating loss at Dakota Prairie refinery partially offset by higher transportation volumes and rates, primarily resulting from a rate case settlement. This segment recorded a GAAP loss of $1.6 million in the second quarter of 2015, compared to earnings of $5.8 million for the same period last year.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company continues work on acquiring easements as well as filing its application for its planned Wind Ridge Pipeline project, a 95-mile natural gas pipeline designed to deliver approximately 90 million cubic feet per day to an announced fertilizer plant near Spiritwood, North Dakota. The project is estimated to cost approximately $120 million, with an in-service date in 2017. There is an opportunity to expand this pipeline's capacity to serve other customers in eastern North Dakota.

•
The company has entered into an agreement with an anchor shipper to construct a pipeline to connect the Demicks Lake gas processing plant in northwestern North Dakota to deliver natural gas into a new interconnect with the Northern Border Pipeline. Project costs are estimated to be $50 million to $60 million.

•
The company, in conjunction with Calumet Specialty Products Partners, L.P., owns Dakota Prairie Refining, LLC, operating a 20,000-barrel-per-day refinery in southwestern North Dakota. Construction began on the facility in late March 2013 and operations commenced May 4, 2015. The refinery processes Bakken crude into diesel, which is marketed within the Bakken region. Other byproducts, naphtha and atmospheric tower bottoms, are being transported to other areas. The fully-ramped production slate is expected to include approximately 7,000 barrels per day of diesel, 6,500 BPD of naphtha and 6,000 BPD of ATBs. Diesel and naphtha prices have recently deteriorated and the local Bakken basis differential has narrowed causing adverse market conditions. The company is expecting market conditions to improve with projection of meaningful EBITDA contributions from the refinery in 2016.

•
The company continues to pursue new growth opportunities and expansion of existing facilities and services offered to customers. The company expects energy development to continue to grow long term within its geographic region, most notably in the Bakken area, where the company owns an extensive natural gas pipeline system. The company plans to invest $1.1 billion of capital related to ongoing energy and industrial development over the next five years.

Construction

Construction Materials and Contracting
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Dollars in millions)
Operating revenues	$496.9	$442.6	$703.5	$611.0
Operating expenses:
Operation and maintenance	433.7	393.4	634.9	569.1
Depreciation, depletion and amortization	16.2	17.4	32.7	35.0
Taxes, other than income	11.4	10.6	20.1	18.9
	461.3	421.4	687.7	623.0
Operating income (loss)	35.6	21.2	15.8	(12.0)
Earnings (loss)	$20.1	$10.6	$5.5	$(13.0)
Adjustment net of tax*	—	—	1.5	—
Adjusted earnings (loss)	$20.1	$10.6	$7.0	$(13.0)
Sales (000's):
Aggregates (tons)	6,940	6,971	10,506	9,800
Asphalt (tons)	1,727	1,474	1,959	1,658
Ready-mixed concrete (cubic yards)	988	907	1,564	1,404
* See Reconciliation of GAAP to Adjusted Earnings in this release.

Construction Services
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In millions)
Operating revenues	$215.0	$282.3	$462.1	$556.0
Operating expenses:
Operation and maintenance	191.8	246.5	416.8	480.6
Depreciation, depletion and amortization	3.3	3.2	6.7	6.4
Taxes, other than income	7.4	8.3	17.3	18.5
	202.5	258.0	440.8	505.5
Operating income	12.5	24.3	21.3	50.5
Earnings	$7.0	$14.3	$11.8	$30.9
Adjustment net of tax*	—	—	1.4	—
Adjusted Earnings	$7.0	$14.3	$13.2	$30.9
* See Reconciliation of GAAP to Adjusted Earnings in this release.

The combined construction businesses reported earnings of $27.1 million in the second quarter of 2015, compared to $24.9 million in 2014. The increase in earnings reflects highest second quarter earnings since 2007 at the materials group with higher margins across all product lines, and higher volumes for all products except aggregate. These increases were offset in part at the services group by lower construction workloads and margins in the Western Region and lower margins in the Central Region as well as lower electrical supply sales and margins as a result of the sale of underperforming non-strategic assets in the first quarter of 2015.

The following information highlights the key growth strategies, projections and certain assumptions for the construction segments:

•
The construction materials approximate work backlog as of June 30 was $833 million, compared to $764 million a year ago. Private work represents 9 percent of construction backlog and public work represents 91 percent of backlog. The June 30 approximate backlog at construction services was $429 million, compared to $386 million a year ago. The backlogs include a variety of projects such as highway grading, paving and underground projects, airports, bridge work, subdivisions, substation and line construction, solar and other commercial, institutional and industrial projects, including petrochemical work.

•
Projected revenues included in the company's 2015 earnings guidance are in the range of $1.8 billion to $2.0 billion for construction materials and $850 million to $950 million for construction services.

•	The company anticipates margins in 2015 to be higher at construction materials and lower at construction services compared to 2014 margins.

•
The company continues to pursue opportunities for expansion in energy projects such as petrochemical, transmission, substations, utility services, solar, wind towers and geothermal. Initiatives are aimed at capturing additional market share and expanding into new markets.

•
As the country's fifth-largest sand and gravel producer, the company will continue to strategically manage its 1.1 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

Other

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In millions)
Operating revenues	$2.2	$2.2	$4.4	$4.3
Operating expenses:
Operation and maintenance	4.0	4.0	7.7	8.1
Depreciation, depletion and amortization	.5	.6	1.0	1.1
Taxes, other than income	—	—	.1	—
	4.5	4.6	8.8	9.2
Operating loss	(2.3)	(2.4)	(4.4)	(4.9)
Loss	$(3.7)	$(3.0)	$(8.2)	$(6.9)

The loss increased $700,000, primarily the result of higher income tax expense in 2015 due to income tax benefits resulting from favorable resolution of certain tax matters in 2014. Included in Other are operation and maintenance expense and interest expense previously allocated to the exploration and production business that do not meet the criteria for income (loss) from discontinued operations, the majority of which is expected to be reduced following the sale of the exploration and production business and the repayment of debt.

Discontinued Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In millions)
Income (loss) from discontinued operations before intercompany eliminations, net of tax	$(251.5)	$23.8	$(576.2)	$48.8
Intercompany eliminations	—	.1	.2	.2
Income (loss) from discontinued operations, net of tax	$(251.5)	$23.9	$(576.0)	$49.0

The results of operations for the company's exploration and production business, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations, along with a benefit related to the vacation of an arbitration award in 2014 related to Centennial Resources, are included in the earnings (loss) from discontinued operations.
The company's discontinued operations reported a loss of $251.5 million in the second quarter of 2015, compared to income of $23.9 million in 2014. The decrease reflects a $252.0 million after-tax fair value impairment of the exploration and production company's assets that are held for sale. The decrease also reflects 47 percent lower average realized oil prices, 36 percent lower oil production and 57 percent lower average realized gas prices. Partially offsetting these decreases were lower depreciation, depletion and amortization expense, lease operating expenses, production taxes, and general and administrative expense, as well as higher realized commodity derivative adjustments.

The following table provides additional information on the company's discontinued operations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In millions)
Operating revenues	$43.1	$139.6	$98.0	$277.1
Operating expenses	442.7	103.1	1,015.7	201.3
Operating income (loss)	(399.6)	36.5	(917.7)	75.8
Income (loss) from discontinued operations, net of tax	$(251.5)	$23.9	$(576.0)	$49.0
Production:
Oil (MBbls)	874	1,366	1,839	2,646
Natural gas liquids (MBbls)	108	167	224	331
Natural gas (MMcf)	5,093	5,756	10,047	11,034
Total Production (MBOE)	1,831	2,492	3,738	4,816
Average realized prices (excluding realized and unrealized gain/loss on commodity derivatives):
Oil (per barrel)	$48.90	$93.06	$43.66	$90.99
Natural gas liquids (per barrel)	$17.88	$37.67	$18.28	$39.94
Natural gas (per Mcf)	$1.62	$3.76	$1.82	$4.72
Average realized prices (including realized gain/loss on commodity derivatives):
Oil (per barrel)	$45.23	$87.03	$49.17	$86.43
Natural gas liquids (per barrel)	$17.88	$37.67	$18.28	$39.94
Natural gas (per Mcf)	$1.91	$3.40	$2.27	$4.27
Production costs, including taxes, per BOE:
Lease operating costs	$7.37	$9.57	$8.13	$9.97
Gathering and transportation	1.51	1.24	1.40	1.13
Production and property taxes	2.73	5.68	2.72	5.63
	$11.61	$16.49	$12.25	$16.73
Notes: • Oil includes crude oil and condensate; natural gas liquids are reflected separately. • Results are reported in barrel of oil equivalents based on a 6:1 ratio.

The following information highlights the key strategies, projections and certain assumptions for the exploration and production business:

•
The company intends to sell its exploration and production business and although an actual closing date is unknown, for forecasting purposes the company is assuming a sale transaction by year end 2015.

•
During 2015, the company plans to continue to focus on maximizing the value of the company, including focusing on lowering its cost structure beyond the 25 percent general and administrative cost reduction already in place.

•	The company expects to spend approximately $100 million in capital expenditures in 2015, operating within projected cash flows. The company currently has no rigs drilling on its operated properties.

•	Key activities for 2015 include:

◦	Commissioning and start-up of the gas gathering and processing facilities in the Paradox Basin.

◦	Fracture stimulate two wells in the Paradox Basin.

◦	Completion of a backlog of wells in the non-operated Powder River Basin.

◦	Completion of 2014 activity carryover in the Bakken.

◦	No additional drilling of horizontal wells in East Texas is planned in the current low natural gas price environment.

•	Operational updates:

◦
The Cane Creek Unit 28-3 well (100 percent working interest), which was completed in mid-December and slowly ramped up to about 600 BOPD, has continued to flow 600 BOPD on an 11/64ths-inch choke at a current flowing tubing pressure of approximately 1,060 psi.

◦
The Cane Creek Unit 28-2 well (100 percent working interest) was fracture stimulated in June. Pre-stimulated production oil rate was 40 BOPD. After stimulation, the well had a peak oil production rate of 350 BOPD on a 6/64ths-inch choke and a flowing tubing pressure of 3,600 psi. The well is currently flowing an average oil rate of 230 BOPD on a 10/64ths-inch choke and a flowing tubing pressure of 800 psi. These results are similar to those achieved from the successful fracture stimulation of the Cane Creek Unit 32-1 in 2014 and are very encouraging.

◦
Per-unit lease operating costs year-to-date 2015 were 18 percent lower than costs for the same period in 2014, after adjusting for 2014 asset divestments. Lower operating costs have been achieved through reductions in costs of services as well as optimizing production operations.

•
The company is projecting 2015 earnings of approximately $5 million to $10 million excluding the first quarter ceiling test impairment, the second quarter fair value impairment and any potential future impairments. In addition, depreciation expense was discontinued at the time the exploration and production assets were classified as held for sale in the second quarter. Annual oil production is expected to decline approximately 30 percent in 2015, primarily due to 2014 divestments in the Bakken and limited oil-related investments in 2015. Annual natural gas and natural gas liquids volumes are estimated to decrease 9 percent and 29 percent, respectively, in 2015, primarily the result of 2014 asset divestments in South Texas. The December 2015 oil production rate is estimated to decrease 28 percent compared to December 2014, while natural gas and natural gas liquids rates are estimated to decrease 6 percent and 9 percent, respectively. The company is assuming average NYMEX index prices for August through December 2015 of $54.20 per barrel of crude oil, $2.92 per Mcf of natural gas and $22.15 per barrel of natural gas liquids.

•	Derivatives in place as of July 31 include:

◦	For July through September 2015, 6,000 BOPD at a weighted average price of $55.78.

◦	For October through December 2015, 6,000 BOPD at a weighted average price of $58.61.

◦	For July through December 2015, 10,000 MMBtu of natural gas per day at a weighted average price of $4.28.

Use of Non-GAAP Financial Measures
The company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data that reflect adjustments to exclude:

Three months ended June 30, 2015 and 2014:

•	Exploration and production business loss of $255.4 million and earnings of $19.3 million in 2015 and 2014, respectively.

•	Natural gas gathering asset impairment of $1.9 million after tax in 2015.

•	Additional start-up costs of $1.6 million after tax for the company's portion of Dakota Prairie refinery in 2015.

•	Earnings from discontinued operations related to other operations of $500,000 in 2014.

Six months ended June 30, 2015 and 2014:

•	Exploration and production business loss of $584.1 million and earnings of $40.3 million in 2015 and 2014, respectively.

•	Additional start-up costs of $3.5 million after tax for the company's portion of Dakota Prairie refinery in 2015.

•	Natural gas gathering asset impairment of $1.9 million after tax in 2015.

•	A multiemployer pension plan withdrawal liability of $1.5 million after tax in 2015.

•	Underperforming non-strategic asset loss of $1.4 million after tax in 2015.

•	Earnings from discontinued operations related to other operations of $500,000 in 2014.

The company believes that these non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company's continuing operating results. Also, the company's management uses these non-GAAP financial measures as indicators for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and CEO of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s exploration and production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, that are subject to various external influences that cannot be controlled.

•
Actual quantities of recoverable oil, natural gas liquids and natural gas reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts. There is a risk that changes in estimates of proved reserve quantities or other factors including low oil and natural gas prices, could result in future noncash write-downs of the company's exploration and production business.

•
The regulatory approval, permitting, construction, startup and/or operation of power generation facilities may involve unanticipated events or delays that could negatively impact the company’s business and its results of operations and cash flows.

•	The operation of Dakota Prairie refinery may involve unanticipated events that could negatively impact the company's business and its results of operations and cash flows.

•
Economic volatility affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns including its pension and other postretirement benefit plans, and may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.

•	The backlogs at the company’s construction materials and contracting and construction services businesses are subject to delay or cancellation and may not be realized.

•	The company’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	Initiatives to reduce greenhouse gas emissions could adversely impact the company’s operations.

•
The company is subject to government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company.

•	Weather conditions can adversely affect the company’s operations, and revenues and cash flows.

•	Competition is increasing in all of the company’s businesses.

•	The company could be subject to limitations on its ability to pay dividends.

•	An increase in costs related to obligations under multiemployer pension plans could have a material negative effect on the company’s results of operations and cash flows.

•	The company's operations may be negatively impacted by cyber attacks or acts of terrorism.

•	While the company is marketing and plans to sell Fidelity, its exploration and production business, there is no assurance that it will be successful.

•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

◦	Acquisition, disposal and impairments of assets or facilities.

◦	Changes in operation, performance and construction of plant facilities or other assets.

◦	Changes in present or prospective generation.

◦	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.

◦	The availability of economic expansion or development opportunities.

◦	Population growth rates and demographic patterns.

◦	Market demand for, available supplies of, and/or costs of, energy- and construction-related products and services.

◦	The cyclical nature of large construction projects at certain operations.

◦	Changes in tax rates or policies.

◦	Unanticipated project delays or changes in project costs, including related energy costs.

◦	Unanticipated changes in operating expenses or capital expenditures.

◦	Labor negotiations or disputes.

◦	Inability of the various contract counterparties to meet their contractual obligations.

◦	Changes in accounting principles and/or the application of such principles to the company.

◦	Changes in technology.

◦	Changes in legal or regulatory proceedings.

◦	The ability to effectively integrate the operations and the internal controls of acquired companies.

◦	The ability to attract and retain skilled labor and key personnel.

◦	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$986.2	$952.5	$1,848.6	$1,853.4
Operating expenses:
Fuel and purchased power	19.3	21.1	43.1	47.6
Purchased natural gas sold	66.6	82.2	267.7	322.4
Cost of crude oil	44.8	—	47.1	—
Operation and maintenance	720.6	701.5	1,217.0	1,179.3
Depreciation, depletion and amortization	54.1	50.4	107.2	100.7
Taxes, other than income	35.5	35.0	77.5	77.5
	940.9	890.2	1,759.6	1,727.5
Operating income	45.3	62.3	89.0	125.9
Other income	2.4	2.5	2.8	4.7
Interest expense	23.8	21.5	47.0	42.4
Income before income taxes	23.9	43.3	44.8	88.2
Income taxes	9.8	13.9	15.6	27.7
Income from continuing operations	14.1	29.4	29.2	60.5
Income (loss) from discontinued operations, net of tax	(251.5)	23.9	(576.0)	49.0
Net income (loss)	(237.4)	53.3	(546.8)	109.5
Net loss attributable to noncontrolling interest	(7.8)	(.8)	(11.2)	(1.3)
Dividends declared on preferred stocks	.2	.2	.3	.4
Earnings (loss) on common stock	$(229.8)	$53.9	$(535.9)	$110.4

Earnings (loss) per common share – basic:
Earnings before discontinued operations	$.11	$.16	$.21	$.32
Discontinued operations, net of tax	(1.29)	.12	(2.96)	.26
Earnings (loss) per common share – basic	$(1.18)	$.28	$(2.75)	$.58
Earnings (loss) per common share – diluted:
Earnings before discontinued operations	$.11	$.16	$.21	$.32
Discontinued operations, net of tax	(1.29)	.12	(2.96)	.26
Earnings (loss) per common share – diluted	$(1.18)	$.28	$(2.75)	$.58

Dividends declared per common share	$.1825	$.1775	$.3650	$.3550

Weighted average common shares outstanding – basic	194.8	192.1	194.6	190.9
Weighted average common shares outstanding – diluted	194.8	192.7	194.7	191.5

	June 30,
	2015		2014
	(Unaudited)
Other Financial Data
Book value per common share	$13.79		$15.75
Market price per common share	$19.53		$35.10
Dividend yield (indicated annual rate)	3.7%		2.0%
Price/earnings from continuing operations ratio (twelve months ended)	23.5	x	35.5	x
Market value as a percent of book value	141.6%		222.9%
Net operating cash flow (year to date)*	$174		$224
Total assets*	$7,270		$7,692
Total equity*	$2,687		$3,064
Total debt*	$2,403		$2,186
Capitalization ratios:**
Total equity	52.8%		58.4%
Total debt	47.2		41.6
	100.0%		100.0%
    *    In millions
  **    Includes noncontrolling interest